EXHIBIT 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

TRANS-LUX CORPORATION

               It is hereby certified that:

               1. (a) The present name of the corporation is TRANS-LUX CORPORATION;

                   (b) The name under which the Corporation was originally incorporated is AMERICAN LUX PRODUCTS CORPORATION; and the date of filing the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware, is the 5th day of February, 1920.

               2. The provisions of the Certificate of Incorporation of the Corporation, as heretofore amended and/or supplemented, are hereby restated and integrated into the single instrument which is hereinafter set forth, and which is entitled Amended and Restated Certificate of Incorporation of TRANS-LUX CORPORATION, without further amendment and without any discrepancy between the provisions of the Certificate of Incorporation as heretofore amended and supplemented and the provisions of the said single instrument hereinafter set forth.

               3.  The restatement of the Certificate of Incorporation herein certified has been duly adopted by the Board of Directors pursuant to the provisions of Section 245 of the General Corporation Law of the State of Delaware in the form set forth as follows:

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

TRANS-LUX CORPORATION

               FIRST: The name of this Corporation is TRANS-LUX CORPORATION (the “Corporation”).

               SECOND: Its principal office in the State of Delaware is to be located at 1013 Centre Road, in the City of Wilmington, County of New Castle, Delaware, and the name and address of its resident agent is The Prentice-Hall Corporation System, Inc. of 1013 Centre Road in the City of Wilmington, County of New Castle, Delaware.

               THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

               FOURTH: The aggregate number of shares of stock of all classes which the Corporation shall have authority to issue is 60,500,000, consisting of 60,000,000 shares of Common Stock having a par value of $0.001 per share and 500,000 shares of Preferred Stock having a par value of $1.00 per share.

               The powers, preferences and the relative, participating, optional and other rights and the qualifications, limitations and restrictions thereof, of each class of stock, and the express grant of authority to the Board of Directors to fix by resolution the designations and the powers, preferences and rights of each share of Preferred Stock and the qualifications, limitations and restrictions thereof, which are not fixed by this Certificate of Incorporation, are as follows:

A.            Common Stock

 I. Dividends.

Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of this Certificate of Incorporation, as amended from time to time, holders of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available, and provided that in no event shall dividends and other distributions be paid on any of the Common Stock unless the other such classes of stock also shall receive dividends and provided; further that in the case of dividends or other distributions payable in stock of the Corporation other than Preferred Stock, including distributions pursuant to stock splits or divisions of stock of the Corporation other than Preferred Stock, only shares of Common Stock shall be distributed with respect to Common Stock.

               II. Voting.

               (a) At every meeting of the stockholders every holder of Common Stock shall be entitled to one (1) vote in person or by proxy for each share of Common Stock standing in his name on the transfer books of the Corporation.

               (b) The provisions of this Article FOURTH of the Certificate of Incorporation shall not be modified, revised, altered or amended, repealed or rescinded in whole or in part, without the affirmative vote of a voting majority of the shares of the Common Stock.

               (c) The Corporation may not effect or consummate:

                  (1) any merger or consolidation of the Corporation with or into any other corporation;

                  (2) any sale, lease, exchange or other disposition of all or substantially all of the assets of the Corporation to or with any other person, unless and until such transaction is authorized by the vote, if any, required by Article NINTH of this Certificate of Incorporation and by Delaware law; or

                  (3) any dissolution of the Corporation, unless and until such transaction is authorized by a majority of the voting power of the shares of Common Stock, but the foregoing shall not apply to any merger or other transaction described in the preceding subparagraphs (1) and (2) if the other party to the merger or other transaction is a Subsidiary of the Corporation.

               For purposes of this paragraph (d) a “Subsidiary” is any corporation more than 50% of the voting securities of which are owned directly or indirectly by the Corporation; and a “person” is any individual, partnership, corporation or entity.

               (e) Every reference in this Certificate of Incorporation to a majority or other proportion of shares of stock shall refer to such majority or other proportion of the votes of such shares of stock.

               III.  Conversion Rights.  The shares of Common Stock are not convertible into any other class of stock.

               IV.  Liquidation Rights.

               In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of each series of Preferred Stock shall be entitled to receive, out of the net assets of the Corporation, an amount for each share equal to the amount fixed and determined by the Board of Directors in any resolution or resolutions providing for the issuance of any particular series of Preferred Stock, plus an amount equal to all dividends accrued and unpaid on shares of such series to the date fixed for distribution, and no more, before any of the assets of the Corporation shall be distributed or paid over to the holders of Common Stock. After payment in full of said amounts to the holders of Preferred Stock of all series, the remaining assets and funds of the Corporation shall be divided among and paid ratably to the holders of Common Stock. If, upon such dissolution, liquidation or winding up, the assets of the Corporation distributable as aforesaid among the holders of Preferred Stock of all series shall be insufficient to permit full payment to them of said preferential amounts, then such assets shall be distributed among such holders, first in the order of their respective preferences, and second, as to such holders who are next entitled to such assets and who rank equally with regard to such assets, ratably in proportion to the respective total amounts which they shall be entitled to receive as provided in this Section IV. A merger or consolidation of the Corporation with or into any other corporation or a sale or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to stockholders) shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the Corporation within the meaning of this Section IV.

  B.           Preferred Stock.

               The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article FOURTH, to provide for the issuance of the preferred shares in series, and by filing a certificate pursuant to the General Corporation Law of Delaware, to establish the number of shares to be included in each such series, and to fix the designations, relative rights, preferences and limitations of the shares of each such series. The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

               (a) The number of shares constituting that series and the distinctive designations of that series;

               (b) The dividend rate on the shares of that series, whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

               (c) Whether that series shall have voting rights, in addition to the voting rights provided by law and, if so, the terms of such voting rights;

               (d) Whether that series shall have conversion privileges and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

               (e) Whether or not the shares of that series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

               (f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms and amount of such sinking fund;

               (g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

               (h) Any other relative rights, preferences and limitations of that series.

               Dividends on outstanding preferred shares shall be declared and paid, or set apart for payment, before any dividends shall be declared and paid, or set apart for payment, on the common shares with respect to the dividend period.

               Any and all such shares issued, and for which the full consideration has been paid or delivered shall be deemed fully paid stock and the holder of such shares shall not be liable for any further call or assessment or any other payment thereon.

C.            Series A Convertible Preferred Stock Designation.

(a)     Designation and Authorized Shares.  The Corporation shall be authorized to issue four hundred sixteen thousand five hundred (416,500) shares of Series A Convertible Preferred Stock, par value $1.00 per share (the “Series A Preferred Stock”).

(b)     Stated Value.  Each share of Series A Preferred Stock shall have a stated value of twenty dollars ($20.00) (the “Stated Value”).

(c) Voting.  Except as otherwise expressly required by law, each holder of Series A Preferred Stock shall be entitled to vote on all matters submitted to shareholders of the Corporation and shall be entitled to fifty (50) votes for each share of Series A Preferred Stock owned at the record date for the determination of shareholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited.  Except as otherwise required by law, the holders of shares of Series A Preferred Stock shall vote together with the holders of Common Stock on all matters and shall not vote as a separate class.

(d) Liquidation.  Upon the liquidation, dissolution or winding up of the business of the Corporation, whether voluntary or involuntary, each holder of Series A Preferred Stock shall be entitled to receive, for each share thereof, out of assets of the Corporation legally available therefor, a preferential amount in cash equal to (and not more than) the Stated Value.  All preferential amounts to be paid to the holders of Series A Preferred Stock in connection with such liquidation, dissolution or winding up shall be paid before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to the holders of (i) any other class or series of capital stock whose terms expressly provide that the holders of Series A Preferred Stock should receive preferential payment with respect to such distribution (to the extent of such preference) and (ii) the Corporation's Common Stock.  If upon any such distribution the assets of the Corporation shall be insufficient to pay the holders of the outstanding shares of Series A Preferred Stock (or the holders of any class or series of capital stock ranking on a parity with the  Series A Preferred Stock as to distributions in the event of a liquidation, dissolution or winding up of the Corporation) the full amounts to which they shall be entitled, such holders shall share ratably in any distribution of assets in accordance with the sums which would be payable on such distribution if all sums payable thereon were paid in full.  Any distribution in connection with the liquidation, dissolution or winding up of the Corporation, or any bankruptcy or insolvency proceeding, shall be made in cash to the extent possible.  Whenever any such distribution shall be paid in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation.

(e) Conversion.  Upon filing an amendment to the Corporation’s Certificate of Incorporation to increase the number of shares of authorized Common Stock so that there is an adequate amount of shares of authorized Common Stock for issuance upon conversion of the Series A Preferred Stock (the “Amendment”), the shares of Series A Preferred Stock will be automatically converted into Common Stock and such conversion will require no action on behalf of the Corporation or the holder of the Series A Preferred Stock.  Each share of Series A Preferred Stock shall convert into fifty (50) shares of Common Stock of the Corporation.

(f) Record Holders.  The Corporation and its transfer agent, if any, for the Series A Preferred Stock may deem and treat the record holder of any shares of Series A Preferred Stock as reflected on the books and records of the Corporation as the sole true and lawful owner thereof for all purposes, and neither the Corporation nor any such transfer agent shall be affected by any notice to the contrary.

(g) Reservation.  Subject to filing of the Amendment, the Corporation shall at all times reserve from its authorized Common Stock a sufficient number of shares to provide for conversion of all Series A Preferred Stock from time to time outstanding

(h) Restriction and Limitations.  Except as expressly provided herein or as required by law so long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not, without the vote or written consent of the holders of at least a majority of the then outstanding shares of the Series A Preferred Stock, take any action which would adversely and materially affect any of the preferences, limitations or relative rights of the Series A Preferred Stock, including without limitation cancel or modify adversely and materially the voting rights as provided in Section 3 herein.

(i) Amendment.  The provisions hereof and the Certificate of Incorporation, as amended, of the Corporation shall not be amended in any manner which would adversely affect the rights, privileges or powers of the Series A Preferred Stock without, in addition to any other vote of stockholders required by law, the affirmative vote of the holders of a majority of the outstanding shares of Series A Preferred Stock, voting together as a single class.

(j) Certain Adjustments.

(i)         Stock Dividends and Stock Splits.  If the Corporation, at any time while the Series A Preferred Stock is outstanding: (A) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation pursuant to the Series A Preferred Stock), (B) subdivide outstanding shares of Common Stock into a larger number of shares, (C) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification of shares of the Common Stock any shares of capital stock of the Corporation, each share of Series A Preferred Stock shall receive such consideration as if such number of shares of Series A Preferred Stock had been, immediately prior to such foregoing dividend, distribution, subdivision, combination or reclassification, the holder of one share of Common Stock.  Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

(ii)      Fundamental Transaction. If, at any time while the Series A Preferred Stock is outstanding, (A) the Corporation effects any merger or consolidation of the Corporation with or into another Person, (B) the Corporation effects any sale of all or substantially all of its assets in one transaction or a series of related transactions, (C) any tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (D) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, upon any subsequent conversion of this Series A Preferred Stock, the Holders shall have the right to receive, for each Share of Common Stock that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock.

(k) Distribution.  If the Corporation shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a dividend, stock repurchase, by way of return of capital or otherwise (including any dividend or distribution to the Corporation’s stockholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (i.e., a spin-off)) (a “Distribution”), then the holders of Series A Preferred Stock shall be entitled to such Distribution, to receive the amount of such assets which would have been payable to the holder with respect to the shares of Common Stock issuable upon conversion had such holder been the holder of such shares of Common Stock on the record date for the determination of shareholders entitled to such Distribution.

D.            Authorized Shares of Capital Stock.

               Except as may be provided in the terms and conditions fixed by the Board of Directors for any series of Preferred Stock, and in addition to any other vote that may be required by statute, stock exchange regulations, this Certificate of Incorporation or any amendment hereof, the number of authorized shares of any class or classes of stock of the Corporation may be increased or decreased by the affirmative vote of the holders of a majority of the outstanding shares of stock of the Corporation entitled to vote.

               FIFTH: The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.  In addition to the powers and authority expressly conferred upon them by Statute or by this Certificate of Incorporation or the by-laws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.  Election of directors need not be by written ballot unless the by-laws so provide.

               SIXTH: The Corporation is to have perpetual existence.

               SEVENTH: The private property of the stockholders of the Corporation shall not be subject to the payment of corporate debts to any extent whatsoever.

               EIGHTH: The number of directors of the Corporation shall be such number no less than five (5) and no greater than fifteen (15) as shall be fixed by the by-laws and may be altered from time to time as may be prescribed in the by-laws.  In case of any increase in the number of directors, the additional directors may be elected, as provided in the by-laws, by the Board of Directors, or, at any meeting of the stockholders, by the stockholders entitled to vote thereat. Directors need not be stockholders.

               Directors shall be divided into three classes, each class to be determined by the directors prior to the election of a particular class. In the event that at any time or from time to time the number of directors is increased, the newly created directorships resulting therefrom shall be filled by a vote of the majority of the directors in office immediately prior to such increase, and directors so elected shall serve until the term of the class to which they are assigned expires. Vacancies in any class of directors shall be filled by the vote of the remaining directors, and directors so elected shall serve until the term of such class expires. At the 2010/2011 Annual Meeting of Stockholders, Class A directors shall be elected to a term of three years, Class B directors to a term of two years, and Class C directors to a term of one year; and at each subsequent annual meeting, the successors to directors whose terms shall expire that year shall be elected to a term of three years.

               NINTH: (1) Except as set forth in Part (2) of this Article, the affirmative vote of four-fifths (4/5) of the outstanding stock entitled to vote in elections of directors (considered for this purpose as one class) shall be required for:

               (a) any merger or consolidation to which the corporation, or any of its subsidiaries, and an Interested Person (as hereinafter defined) are parties;

               (b) any sale or other disposition by the corporation, or any of its subsidiaries, of all or substantially all of its assets to an Interested Person;

               (c) any purchase or other acquisition by the corporation, or any of its subsidiaries, of all or substantially all of the assets of an Interested Person; or

               (d) any other transaction with an Interested Person which requires the approval of the stockholders of the Corporation under the Delaware Corporation Law.

               (2) The provisions of Part (1) of this Article shall not be applicable to any transaction described therein, if such transaction is approved by resolution of the Board of Directors of the corporation, provided that a majority of the members of the Board of Directors voting for the approval of such transaction were duly elected and acting members of the Board of Directors prior to the date that the person, firm or corporation, or any group thereof, with whom such transaction is proposed, became an Interested Person.

               (3) As used in this Article, the term “Interested Person” shall mean any person, firm or corporation, or any group thereof, whether acting singly or in concert, which owns of record or beneficially, directly or indirectly, ten (10%) percent or more of any class of voting securities of the corporation. As used in this Article the term “Interested Person” shall include, in addition to an Interested Person, any person directly or indirectly controlling or controlled by the Interested Person, or any person under direct or indirect common control with the Interested Person.

               (4) For purposes of this Article, the Board of Directors shall have the power to determine, on the basis of information known to the Board, if and when there is an Interested Person. Any such determination shall be conclusive and binding for all purposes of this Article.

               TENTH: In addition to any other vote that may be required by statute, stock exchange regulations, this Certificate of Incorporation or any amendment hereof, or the by-laws of the corporation, the vote of the holders of four-fifths of all classes of stock of the Corporation entitled to vote in elections of directors (considered for this purpose as one class) shall be required to amend, alter, change or repeal Article EIGHTH, Article NINTH or this Article TENTH of this Certificate of Incorporation.

               ELEVENTH: No holder of stock of the Corporation of whatsoever class shall have any pre-emptive right of subscription of any shares of any class of the stock of the corporation, at any time issued or sold, or to any obligations convertible into such stock, or any right of subscription to any thereof, other than such, if any, as the Board of Directors in its discretion may determine and any shares of stock, or obligations convertible into such stock, which the Board of Directors may determine to offer for subscription may be offered to any class of stock to the exclusion of the other.

                               The Common Stock of the Corporation without nominal or par value may be issued, from time to time, for such consideration as may be fixed, from time to time, by the Board of Directors of the Corporation.

                               In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized:

                   To make and alter the by-laws of the Corporation subject to the power of the stockholders, at the time entitled to vote, to alter or repeal by-laws made by the Board of Directors;

                   To fix the amount to be reserved as working capital and, subject to the other provisions of this Certificate of Incorporation, to authorize and cause to be executed mortgages and liens upon the property and franchises of the corporation;

                   If a resolution passed by majority of the whole Board so provides, to designate two or more of their number to constitute an executive committee, which committee shall for the time being, to the extent provided in said resolution or in the by-laws of the corporation, have and exercise any or all of the powers of the Board of Directors in the management of the business and affairs of the Corporation and have power to authorize the seal of the Corporation to be affixed to all papers which may require it;

                   From time to time to determine whether, to what extent, at what times and places and under what conditions and regulations the books and accounts of the corporation, or any of them, other than the stock ledger, shall be open to the inspection of the stockholders; and no stockholder shall have the right to inspect any account or book or document of the corporation, except as conferred by law or authorized by resolution of the directors or of the stockholders.

                               If the by-laws so provide, the stockholders and directors shall have power to hold their meetings, to have an office or offices and to keep the books of the Corporation (subject to the provisions of the statutes of the State of Delaware) outside of the State of Delaware at such places as may from time to time be designated by them, whether within or without the United States of America.

                               The Corporation may in its by-laws confer powers additional to the foregoing upon the directors, in addition to the powers and authority expressly conferred upon them by law.

               No contract or other transaction between the Corporation and any other corporation and no act of the Corporation shall in any way be affected or invalidated by the fact that any of the directors of the Corporation are pecuniarily or otherwise interested in, or are directors of or officers of, such other corporation; any director individually, or any firm of which any director may be a member, may be a party to, or may be pecuniarily or otherwise interested in, any contract or transaction of the corporation, provided that the fact that he or such firm is so interested shall be disclosed or shall have been known to the Board of Directors or a majority thereof; and any director of the Corporation who is also a director or officer of such other corporation or who is so interested may be counted in determining the existence of a quorum at any meeting of the Board of Directors of the Corporation which shall authorize any such contract or transaction, and may vote thereat to authorize any such contract or transaction, with like force and effect as if he were not such director or officer of such other corporation or not so interested.

               TWELFTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction for which the director derived an improper personal benefit.

Signed on March 6, 2012

                                                             /s/ Angela Toppi_  _______________________

                                            Angela Toppi, Executive Vice President

AMENDED AND RESTATED CERTIFICATE

OF INCORPORATION OF TRANS-LUX CORPORATION

(UNDER SECTION 245 OF THE DELAWARE

GENERAL CORPORATION LAW)